Preformed Line Products Announces Financial Results for the Quarter Ended March 31, 2011

-- Sales of $95 million represent a quarterly record

-- Sales were up 33% from the 1st quarter of 2010, excluding the favorable impact of currency

-- Diluted EPS of $1.30 were the 2nd highest in the Company's history

MAYFIELD VILLAGE, Ohio, May 4, 2011 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the first quarter ended March 31, 2011.

Net income for the quarter ended March 31, 2011 was $6,998,000, or $1.30 per diluted share, compared to $1,132,000, or $.21 per diluted share, for the comparable period in 2010.

Net sales for the first quarter of 2011 increased 38% to $95,088,000 compared to $68,908,000 in the first quarter of 2010.

Currency translation had a positive impact on sales and net income for the quarter of $3.3 million and $.2 million, respectively.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our first quarter results were very gratifying especially considering the continuing unstable economic environment throughout the world. I am proud of the continuing success we have achieved in integrating our two most recent acquisitions. Commodity prices continue to rise, but our programs of continuous improvement in our manufacturing processes are assisting in reducing their impact."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, telecommunication, cable operators, information (data communication), and other similar industries. Our primary products support, protect, connect, terminate, and secure cables and wires. We also provide solar hardware systems and mounting hardware for a variety of solar power applications.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2010 Annual Report on Form 10-K filed with the SEC on March 11, 2011 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended March 31,
	2011	2010

Net sales	$ 95,088	$ 68,908
Cost of products sold	62,697	48,883
GROSS PROFIT	32,391	20,025

Costs and expenses
Selling	8,036	6,502
General and administrative	10,962	9,478
Research and engineering	3,362	2,859
Other operating expense (income)	(94)	(145)
	22,266	18,694

OPERATING INCOME	10,125	1,331

Other income (expense)
Interest income	151	83
Interest expense	(211)	(170)
Other income	184	351
	124	264

INCOME BEFORE INCOME TAXES	10,249	1,595

Income taxes	3,395	561

NET INCOME	6,854	1,034

Less net (loss) attributable to noncontrolling interests, net of tax	(144)	(98)

NET INCOME ATTRIBUTABLE TO PLPC	$ 6,998	$ 1,132

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.33	$ 0.22

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.30	$ 0.21

Cash dividends declared per share	$ 0.20	$ 0.20

Weighted-average number of shares outstanding - basic	5,272	5,252

Weighted-average number of shares outstanding - diluted	5,400	5,403

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
Thousands of dollars, except share and per share data	2011	2010

ASSETS
Cash and cash equivalents	$ 24,146	$ 22,655
Accounts receivable, less allowances of $1,511 ($1,213 in 2010)	62,294	56,102
Inventories - net	81,114	73,121
Deferred income taxes	5,974	4,784
Prepaids	10,698	9,069
Other current assets	1,959	1,611
TOTAL CURRENT ASSETS	186,185	167,342

Property and equipment - net	77,987	76,266
Other intangibles - net	12,407	12,735
Goodwill	12,388	12,346
Deferred income taxes	2,882	3,615
Other assets	10,014	8,675

TOTAL ASSETS	$ 301,863	$ 280,979

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 3,584	$ 1,246
Current portion of long-term debt	1,258	1,276
Trade accounts payable	27,710	27,001
Accrued compensation and amounts withheld from employees	12,419	9,848
Accrued expenses and other liabilities	17,745	17,187
TOTAL CURRENT LIABILITIES	62,716	56,558

Long-term debt, less current portion	14,798	9,374
Other noncurrent liabilities and deferred income taxes	19,831	19,582

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized,
5,272,804 and 5,270,977 issued and outstanding,
net of 586,746 and 586,746 treasury shares at par, respectively	10,546	10,542
Common shares issued to Rabbi Trust	(1,220)	(1,200)
Paid in capital	9,514	8,748
Retained earnings	189,957	184,060
Accumulated other comprehensive loss	(3,447)	(6,010)
TOTAL PLPC SHAREHOLDERS' EQUITY	205,350	196,140
Noncontrolling interest	(832)	(675)
TOTAL SHAREHOLDERS' EQUITY	204,518	195,465

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 301,863	$ 280,979

CONTACT: Eric R. Graef, Preformed Line Products, +1-440-473-9249